                           EXHIBIT 12

  COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                For Year Ended December 31, 1998

                 (Dollar Amounts in Thousands)



                                        The Potomac Edison Company

Earnings:
     Net Income                                   $101,482
     Fixed charges (see below)                      50,363
     Income taxes                                   54,253

     Total earnings                               $206,098


Fixed Charges:
     Interest on long-term debt                   $ 46,010
     Other interest                                  2,177
     Estimated interest
       component of rentals                          2,176

     Total fixed charges                          $ 50,363


Ratio of Earnings to
  Fixed Charges                                       4.09